EXHIBIT 10.66

Path 1 Network Technologies Inc. 6215 Ferris Square, Suite 140 San Diego, CA 92121 Phone 858.450.4220 Fax 858.450.4203 www.path1.com

August 11, 2004

Jeff Hale

20 Sand Cherry

Littleton, CO 80127

Dear Jeff,

I have enjoyed talking to you about joining the Path 1 team as Vice President of Sales. I am delighted to offer you this position as more fully set forth below

Position: Reporting to: Classification: Base Annual Salary:	VP of Sales John R. Zavoli President & CEO Exempt $160,000.00

Commission Rate:	3% on $2.8 million quota (pro-rated for 2004) 3.25% in excess of quota. Commissions will be earned generally on all revenues which you are involved in generating or supporting, whether direct or indirect through the Company’s partners or resellers. Upon commencement of your employment, we will agree on those accounts which may be excluded from counting toward your quota because of, for example, pre-existing purchase order commitments made by these customers or partners.

Incentive Bonus:	$20,000.00 upon hitting individual sales quota. $10,000.00 upon company reporting $6 million in revenues in 2004.

Relocation Assistance:	The company presently has no plans to relocate you and your family. However, should we mutually agree at a later time to relocate you, we will negotiate and agree on relocation assistance toward the relocation.

Stock Options/ Restricted Stock	Subject to Board approval, stock options on 50,000 shares of Common Stock with an exercise price at fair market value on the date of grant, vesting in sixteen equal quarterly installments over four (4) years in accordance with the company’s 2000 or 2004 Stock Option/Stock Issuance Plan.

Start Date: Offer Expiration Date:	September 1, 2004 August 16, 2004

You must sign Path 1 Network Technologies’ Proprietary Information and Invention Agreement on your first day of employment. We offer a comprehensive benefits package, including company paid medical, dental, vision, Life and LTD. We provide 3 weeks of Paid Time Off, as well as a holiday schedule that includes at least 11 assigned or floating holidays. We also offer a 401(k) plan.

This written offer of employment contains our complete offer. Any representations, whether written or oral, not contained in this letter are expressly cancelled and superseded by this offer.

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Please sign and date the copy of this letter and return to my attention.

Sincerely,

John R. Zavoli

President and CEO

I understand that employment with Path 1 Network Technologies Inc. is “at will”, and not for a specified term, and is at the mutual consent of the employee and the company. Accordingly, either the employee or the company can terminate the employment relationship at will, with or without cause, at any time. My signature below memorializes my full understanding and acceptance of this offer of employment.

Approved and Accepted

/s/ John R. Zavoli	8/12/04
Name	Date

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